Exhibit 99.1

Cascade Microtech Reports Fourth Quarter and 2008 Year End Results

Revenue of $76.6 million, down 15 % from 2007 and Net Loss of $34.6 million

Fourth Quarter Results include a Non-cash Impairment Charge of $27.7 million

PORTLAND, Ore.—(BUSINESS WIRE)—February 10, 2009—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the fourth quarter and year ended December 31, 2008.

Fourth quarter results include:

•	Revenue of $15.4 million, down 27% from Q3 of 2008

•	$27.7 million non-cash impairment charge made up of a goodwill impairment of $17.4 million and other intangibles impairment of $10.3 million

•	Severance costs of $450,000

•	Net loss of $31.4 million or $2.39 per share for Q408, compared to a net loss of $1.3 million or $0.10 per share for Q308

•	Cash and investment balances increased slightly to $35.0 million

“During the fourth quarter, we continued to see deterioration in market conditions and in common with the rest of the industry, experienced a difficult quarter. As previously announced, we continued our restructuring program in the fourth quarter in order to bring our costs more in line with current market expectations” said Geoff Wild, CEO of Cascade Microtech. “During this difficult period, we shall focus on expense management and cash conservation but still make prudent investments to position the business for a market recovery,” added Mr. Wild.

Revenue for the fourth quarter was $15.4 million, a decrease of 30% from $22.0 million in the fourth quarter of 2007. Net loss for the fourth quarter was $31.4 million (which includes a non-cash impairment charge of $27.7 million) and loss per share was $2.39, compared to a net loss of $140,000 and loss per share of $0.01 for the fourth quarter of 2007.

Financial Outlook

Based on the current backlog, anticipated bookings and the current market environment, Cascade anticipates that first quarter 2009 revenues will be in the range of $11.0 million to $14.0 million. The Company has suspended earnings per share guidance in view of the uncertainty of the mix of revenue and the potential range of outcomes.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the first quarter of 2009 and the comments by Mr. Wild are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on February 10, 2009 to discuss its results for the fourth quarter and year ended December 31, 2008.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay available after 7 p.m. EST dial: 888-286-8010, international: 617-801-6888, passcode: 83074521)

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (Nasdaq:CSCD—News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007	Year to Date Ended December 31,
				2008	2007
Sales	$15,387	$21,128	$21,992	$76,561	$89,922
Cost of sales	10,544	12,068	11,824	44,477	48,801

Gross profit	4,843	9,060	10,168	32,084	41,121

Operating expenses:
Research and development	2,433	2,308	2,759	10,473	11,241
Selling, general and administrative	7,341	7,739	6,872	29,311	27,723
Amortization of purchased intangibles	582	582	649	2,461	1,977
Impairment charges	27,701	—	—	27,701	—

Total operating expenses	38,057	10,629	10,280	69,946	40,941

Income (loss) from operations	(33,214)	(1,569)	(112)	(37,862)	180

Other income (expense):
Interest income, net	151	221	305	862	1,455
Other, net	272	(369)	(63)	176	(119)

Total other income (expense)	423	(148)	242	1,038	1,336

Income (loss) before income taxes	(32,791)	(1,717)	130	(36,824)	1,516
Provision (benefit) for income taxes	(1,379)	(426)	270	(2,247)	586

Net income (loss)	$(31,412)	$(1,291)	$(140)	$(34,577)	$930

Net income (loss) per share:
Basic	$(2.39)	$(0.10)	$(0.01)	$(2.65)	$0.07
Diluted	$(2.39)	$(0.10)	$(0.01)	$(2.65)	$0.07
Shares used in computing net income (loss) per share:
Basic	13,142	13,108	12,855	13,071	12,550
Diluted	13,142	13,108	12,855	13,071	12,840

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$3,750	$4,422	$4,900
Marketable securities	28,795	25,521	24,521
Accounts receivable, net	12,801	16,890	18,195
Inventories	19,079	19,494	18,608
Prepaid expenses and other	1,367	1,141	1,874
Income taxes receivable	1,003	—	—
Deferred income taxes	99	3,071	2,729
Assets held for sale	400	562	—

Total current assets	67,294	71,101	70,827
Long-term investments	2,465	5,039	4,836
Fixed assets, net	13,580	13,799	14,575
Goodwill	—	17,406	17,310
Purchased intangible assets, net	2,425	13,163	15,042
Deferred income taxes	237	—	—
Other assets	2,455	2,820	2,691

	$88,456	$123,328	$125,281

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$19	$16	$13
Accounts payable	4,110	4,773	5,158
Deferred revenue	1,120	905	1,102
Accrued liabilities	3,776	3,984	5,589

Total current liabilities	9,025	9,678	11,862
Long-term debt and capital leases	62	59	51
Deferred income taxes	—	3,064	3,114
Deferred revenue	313	413	481
Other long-term liabilities	2,356	2,380	2,168

Total liabilities	11,756	15,594	17,676

Stockholders’ equity:
Common stock	83,345	83,028	79,697
Unrealized holding gain on investments	69	8	45
Retained earnings (deficit)	(6,714)	24,698	27,863

Total stockholders’ equity	76,700	107,734	107,605

	$88,456	$123,328	$125,281